EXHIBIT 99

December 3, 2007 – 4:30 P.M. Pacific Time

El Pollo Loco, Inc. Announces Final Judgment Entered in Trademark Dispute

COSTA MESA, Calif. – (BUSINESS WIRE) – El Pollo Loco, Inc., a quick-service restaurant chain specializing in flame-grilled chicken, announced today that a U.S. District Court in Texas entered a final judgment in the trademark dispute filed by El Pollo Loco S.A. de C.V. (El Pollo Loco- Mexico). In its order, the Court directed that El Pollo Loco, Inc. return certain intellectual property specific to Republic of Mexico, as well as any sublicenses or other agreements it entered into in Mexico. The Court further awarded damages in the amount of $20,251,000 plus attorneys’ fees. El Pollo Loco, Inc. intends to appeal to the United States Court of Appeals for the Fifth Circuit.

About the Company
El Pollo Loco is the nation’s leading restaurant concept specializing in flame-grilled chicken. Headquartered in Costa Mesa, California, El Pollo Loco operates a restaurant system currently consisting of 158 company-operated and 227 franchised restaurants located primarily in California, with additional restaurants in Arizona, Nevada, Texas, Colorado, Illinois, Georgia, Connecticut and Massachusetts.

Safe Harbor Statement
This news release contains forward-looking statements, which are statements that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning. The statements reflect management’s current expectations regarding future events. Risk factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to, concerns about food-borne illnesses; increases in the cost of chicken; an adverse ruling from the U.S. Fifth Circuit Court of Appeals in litigation involving El Pollo Loco S.A. de C.V. (El Pollo Loco- Mexico) which could result in the imposition of significant monetary damages and loss of rights to the trademarks in Mexico; our dependence upon frequent deliveries of food and other supplies; our sensitivity to events and conditions in the greater Los Angeles area; our reliance in part on our franchisees; our vulnerability to changes in consumer preferences and economic conditions; our ability to compete successfully with other quick service and fast casual restaurants; and other risk factors listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.